Exhibit 10.1

AMENDMENT NO. 1

TO THE

CARLISLE CORPORATION SUPPLEMENTAL PENSION PLAN

THIS AMENDMENT NO. 1 (this “Amendment”) to the Carlisle Corporation Supplemental Pension Plan is adopted as of February 4, 2014, by CARLISLE CORPORATION, a Delaware corporation (the “Company”).

Statement of Purpose

The Company maintains the Plan to provide supplemental retirement benefits to a select group of management employees of the Company and its affiliates, including the Company’s parent corporation, Carlisle Companies Incorporated (“Carlisle”).  The Company desires to amend the Plan to increase the supplemental retirement benefit payable under the Plan to the Chief Executive Officer of Carlisle in consideration of his continued service.

NOW, THEREFORE, the Company does hereby declare that Section A.2 of Appendix A of the Plan is amended to read as follows effective as of January 1, 2014:

A.2           David A. Roberts

Mr. Roberts shall be entitled to receive a supplemental retirement benefit under the Plan in accordance with the following paragraphs:

(a)                                 Amount of Benefit.  The monthly amount of the supplemental retirement benefit payable to Mr. Roberts, expressed as a life annuity commencing as of the first day of the month coinciding with or immediately following the date of Mr. Roberts’ separation from service, shall be $42,750.

(b)                                 Vesting.  Mr. Roberts shall be fully (100%) vested in the supplemental retirement benefit.

(c)                                  Benefit Commencement Date.  Payment of the benefit shall commence as of the first day of the calendar month coinciding with or next following Mr. Roberts’ separation from service with Employer; provided, however, the monthly benefits that would otherwise be payable during the six (6) month period commencing as of the date of Mr. Roberts’ separation from service (for reasons other than his death) shall be accumulated and Mr. Roberts’ right to receive payment of such accumulated amount will be delayed until the first day of the seventh month following his separation from service and paid on such date, without interest, and the normal payment schedule for the remaining benefits will commence at that time.

(d)                                 Method of Payment.  Mr. Roberts shall be entitled to elect, at any time prior to the date payment commences, to receive the benefit in accordance with one of the following methods of payment:

Option 1 (Single Life Level Annuity): a retirement income payable to Mr. Roberts during his lifetime.

Option 2 (Contingent Life Annuity): a reduced retirement income payable to Mr. Roberts during his lifetime and all (100%), three-fourths (75%), two-thirds (66 2/3%) or one-half (50%) of such reduced retirement benefit payable after his death to another person designated by Mr. Roberts, called the “contingent annuitant,” during the lifetime of the contingent annuitants, if such contingent annuitant survives him.

Option 3 (Life and Ten Years Certain Annuity): a reduced retirement income payable to Mr. Roberts during his lifetime, with the provision that if his death occurs before he has received 120 monthly payments, such payments will continue to his designated beneficiary until a total of 120 monthly payments have been made to Mr. Roberts and his beneficiary; or, if such beneficiary shall die prior to receiving his full number of payments, the discounted value of the remaining monthly payments will be paid in a lump sum to the beneficiary’s estate.

The monthly amount payable under Option 2 of 3 above shall have a value that is equivalent to the monthly retirement benefit under Option 1, based on the same actuarial factors and assumptions used to compute actuarially equivalent benefits payable under the Retirement Plan.  In the event Mr. Roberts fails to elect a method of payment, the Retirement Benefit shall be paid in accordance with Option 1 above.

(e)                                  Death Benefit.  In the event Mr. Roberts dies prior to commencement of his retirement benefit under the Plan and he was married at the time of his death, Mr. Roberts’ surviving spouse shall be entitled to receive a death benefit equal to the survivor benefit that would have been payable to his surviving spouse if immediately prior to his death he commenced receiving the benefit under Option 2 above with his surviving spouse as the 50% contingent annuitant and then died.

Except as expressly or by necessary implication amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to be executed by its duly authorized officer as of the day and year first above written.

CARLISLE CORPORATION

By:	/s/ STEVEN J. FORD
	Name:	STEVEN J. FORD
	Title:	Vice President & Chief Financial Officer